                                                                    EXHIBIT 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the use in the Prospectus/Information Statement constituting part of this Registration Statement on Form S-4 of Jacor Communications, Inc. of our report dated March 21, 1996 relating to the consolidated financial statements of Noble Broadcast Group, Inc. (which report includes an explanatory paragraph regarding Jacor Communications, Inc.'s agreement to purchase Noble Broadcast Group, Inc.) which appears in such Prospectus/Information Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus/Information Statement.

                                          PRICE WATERHOUSE LLP

San Diego, California

January 29, 1997